EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into as of this 23rd day of April, 2007 by and between Chembio Diagnostics, Inc., a Nevada corporation (the “Company”), and Javan Esfandiari (“Employee”) and to be effective as of March 5, 2007 (the “Effective Date”). Employee and the Company are sometimes referred to individually as a “Party” and collectively as the “Parties”.

In consideration of the mutual covenants, promises and agreements herein contained, the Company and Employee hereby covenant, promise and agree to and with each other as follows:

1.  Employment. The Company shall employ Employee and Employee shall perform services for and on behalf of the Company upon the terms and conditions set forth in this Agreement.

2.  Positions and Duties of Employment. Employee shall be required to devote his full energy, skill and best efforts as required to the furtherance of his managerial duties with the Company as the Company’s Senior Vice President of Research and Development. While serving in such capacities, Employee shall have the responsibilities, duties, obligations, rights, benefits and requisite authority as is customary for his position and as may be determined by the Company’s Board of Directors (the “Board”).

Employee understands that his employment as Senior Vice President of Research and Development of the Company involves a high degree of trust and confidence, that he is employed for the purpose of furthering the Company’s reputation and improving the Company’s operations and profitability, and that in executing this Agreement he undertakes the obligations set forth herein to accomplish such objectives. Employee agrees that he shall serve the Company fully, diligently, competently and to the best of his ability. Employee certifies that he fully understands his right to discuss this Agreement with his attorney, that he has availed himself of this right to the extent that he desires, that he has carefully read and fully understands this entire Agreement, and that he is voluntarily entering into this Agreement.

3. Duties. Employee shall perform the following services for the Company:

   (a)  Employee shall serve as Senior Vice President of Research and Development of the Company, or in such other position as determined by the Board, and in those capacities shall work with the Company to pursue the Company’s plans as directed by the Board.

(b)  Employee shall perform duties with the functions of an officer of the Company, subject to the direction of the Board.

(c)  During the Term (as defined in Section 4 below) of this Agreement, Employee shall devote substantially all of Employee’s business time to the performance of Employee’s duties under this Agreement. Without limiting the foregoing, Employee shall perform services on behalf of the Company for at least forty hours per week, and Employee shall be reasonably available at the request of the Company at other times, including weekends and holidays, to meet the needs and requests of the Company’s customers.

(d)  During the Term, Employee will not engage in any other activities or undertake any other commitments that conflict with or take priority over Employee’s responsibilities and obligations to the Company and the Company’s customers, including without limitation those responsibilities and obligations incurred pursuant to this Agreement.

4.  Term. Unless terminated earlier as provided for in this Agreement, the term of this Agreement shall be for three years, commencing on the Effective Date and ending on the third anniversary of the Effective Date (the “Term”). If the employment relationship is terminated by either Party, Employee agrees to cooperate with the Company and with the Company’s new management with respect to the transition of the new management in the operations previously performed by Employee. Upon Employee’s termination, Employee agrees to return to the Company all Company documents (and all copies thereof), any other Company property in Employee’s possession or control, and any materials of any kind that contain or embody any proprietary or confidential material of the Company.

5.  Base Salary. As compensation for the services to be performed by Employee during the Term, Company shall pay Employee a base salary payable in accordance with the Company’s customary payroll practices (the “Base Salary”), at the following annual rates:

(a)  For the period from the Effective Date to the first anniversary of the Effective Date (the “First Anniversary”), $185,000.00 per year.

(b)  For the period from the First Anniversary of the Effective Date to the second anniversary of the effective date (the “Second Anniversary”), $210,00.00 per year.

(c)  For the period from the Second Anniversary of the Effective Date to the third anniversary of the Effective Date, $235,000.00 per year.

6.  DPP Cash Bonus.

(a)  In respect to the services to be performed by Employee hereunder, the Company shall pay to Employee additional incentive cash compensation for calendar year 2007 (“2007”), calendar year 2008 (“2008”) and calendar year 2009 (“2009”) up to the maximum amount of thirty-seven and one-half (37.5%) percent of Employee’s Calendar Year Base Salary (as hereinafter defined) for each of 2007, 2008 and 2009 (each, a “DPP Cash Bonus”) based upon the performance of the Company’s Dual Path Platform (“DPP”) Technology during 2007, 2008 and 2009 (the “DPP Technology Performance”), which is directly related to the achievement of certain DPP Technology annual revenue targets budgeted by management of the Company for 2007, 2008 and 2009 (each a “DPP Revenue Target”). Employee acknowledges that he is aware of the DPP Revenue Target for 2007, and acknowledges and accepts the DPP Revenue Target for 2008 and 2009 will be solely determined by the Company subsequent to the Effective Date. The amount of the DPP Cash Bonus, if any, to be earned by Employee for each of 2007, 2008 and 2009 shall be determined in the following manner:

(i)  If the Actual DPP Revenue Amount (as defined below) exceeds the DPP Revenue Target for the year under consideration (i.e., either 2007, 2008 or 2009), the Company shall pay to Employee the full DPP Cash Bonus for such year, which shall equal thirty-seven and one-half (37.5%) percent of Employee’s Calendar Year Base Salary for such year;

(ii)  If the Actual DPP Revenue Amount is seventy-five (75%) percent or less than the DPP Revenue Target for the year under consideration, Employee shall not receive any DPP Cash Bonus for such year; provided, however, that, notwithstanding the foregoing, if the Actual DPP Revenue Amount is between fifty (50%) percent and seventy-five (75%) percent of the DPP Target for the year under consideration, the Company shall pay to Employee a DPP Cash Bonus for such year equal to $10,000, which DPP Cash Bonus shall not reduce any Discretionary Cash Bonus (as such term is defined in Section 7 below) that the Company may award to Employee pursuant to Section 7 of this Agreement; and

(iii)  If the Actual DPP Revenue Amount is between seventy-six (76%) percent and one hundred (100%) percent of the DPP Revenue Target for the year under consideration, the Company shall pay to Employee a DPP Cash Bonus for such year equal to one and one-half (1.5%) percent of Employee’s Calendar Year Base Salary for each full (and only full) one (1%) percent (up to a maximum of twenty-five (25%) percent) by which Actual DPP Revenue exceeds seventy-five (75%) percent of the appropriate DPP Revenue Target. For example, if (A) Employee’s Calendar Year Base Salary for 2007 is $180,000, the maximum DPP Cash Bonus Employee may earn for 2007 is $67,500 (i.e., thirty-seven and one-half (37.5%) percent multiplied by $180,000); and (B) Actual DPP Revenue is $80 and the DPP Revenue Target for 2007 is $100, the Company would have achieved eighty (80%) percent of the DPP Revenue Target for 2007; then (C) Employee would be entitled to $13,500 as his DPP Cash Bonus for 2007, or 5/25 or twenty (20%) percent, of the maximum $67,500 DPP Cash Bonus available to be earned by Employee for 2007.

(b)  For purposes of this Agreement, the following terms shall have the following meanings:

(i)  “Calendar Year Base Salary” means, for the year under consideration, Employee’s actual gross base salary for such year as reported on the Internal Revenue Service (“IRS”) Form W-2 Wage and Tax Statement provided by the Company to Employee for such year; and

(ii)  “Actual DPP Revenue” means, for the year under consideration, the Company’s product, license and royalty revenue for its DPP Technology as solely determined by the Company in accordance with generally accepted accounting principles, consistently applied.

(c)  The calculation as to the amount of the DPP Cash Bonus, if any, to be paid by the Company to Employee for 2007, 2008 and 2009 shall be completed by the Company within ten (10) days after the filing by the Company of its Annual Report on Form 10-KSB (“10-K”) for the relevant year. The DPP Cash Bonus, if any, shall be paid by the Company to Employee promptly after the completion of each such calculation.

7.  Discretionary Cash Bonus. Subject to the recommendation of the Company’s chief executive officer, but in the sole and absolute discretion of the Board or the Compensation Committee of the Board, the Company may award Employee a discretionary cash bonus of up to a maximum of twelve and one-half (12.5%) percent of the Employee’s Calendar Year Base Salary for each calendar year during the Term (“Discretionary Cash Bonus”). Any Discretionary Cash Bonus awarded by the Company to Employee hereunder shall be paid within ten (10) days after the filing by the Company of its 10-K for the relevant year.

8.  Base Stock Grant. In recognition of Employee’s importance and value to the Company and as an inducement for Employee to enter into this Agreement, but subject in all respects to the terms and conditions of this Agreement, including, without limitation, the vesting schedule set forth below and the provisions of Section 10 herein, the Company hereby grants to Employee on the date of this Agreement (for purposes of this Section 8, the “Stock Grant Date”), 200,000 shares (the “Base Shares” and together with the DPP Bonus Shares (as hereinafter defined), if any, the “Shares”) of the Company’s common stock, $0.01 par value per share (the “Common Stock”). The purchase price for the Base Shares is $0. One Hundred Thousand (100,000) of the Base Shares shall vest immediately on the Stock Grant Date. Subject to the terms and conditions of this Agreement, the remaining One Hundred Thousand (100,000) of the Base Shares (the “Restricted Base Shares”) shall vest as follows:

(a)  Fifty Thousand (50,000) Shares on the First Anniversary; and

(b)  Fifty Thousand (50,000) Shares on the Second Anniversary.

Subject to Section 10(i) hereof, certificates representing the Base Shares shall be issued immediately and delivered by the Company to Employee promptly after each vesting date. There shall be no proportionate or partial vesting of the Base Shares between the aforesaid vesting dates.

9.  DPP Bonus Stock Grant.

(a)  In respect of the services to be performed by Employee hereunder, the Company shall grant to Employee up to the additional maximum amount of 50,000 shares of Common Stock (the “DPP Bonus Shares”) for 2007 and 2008 based upon the DPP Technology Performance. The number of DPP Bonus Shares, if any, to be granted to Employee for each of 2007 and 2008 shall be determined in the following manner:

(i)  If the Actual DPP Revenue Amount exceeds the DPP Revenue Target for the year under consideration (i.e., either 2007 or 2008), the Company shall grant to Employee the full 50,000 DPP Bonus Shares for such year;

(ii)  If the Actual DPP Revenue is seventy-five (75%) percent or less than the DPP Revenue Target for the year under consideration, Employee shall not receive any DPP Bonus Shares for such year; and

(iii)  If the Actual DPP Revenue is between seventy-six (76%) percent and one hundred (100%) percent of the DPP Revenue Target for the year under consideration, the Company shall grant to Employee, 2,000 DPP Bonus Shares for each full (and only full) one (1%) percent (up to a maximum of twenty-five (25%) percent) by which Actual DPP Revenue exceeds seventy-five (75%) percent of the appropriate DPP Revenue Target. For example, if Actual DPP Revenue is $80 for 2007, and the DPP Revenue Target is $100 for 2007, the Company would have achieved eighty (80%) percent of the DPP Revenue Target for 2007 which would entitle Employee to 10,000 DPP Bonus Shares, or 5/25 or twenty (20%) percent, of the maximum 50,000 DPP Bonus Shares available to be earned by Employee for 2007.

(b)  The calculation as to the number of DPP Bonus Shares, if any, to be granted by the Company to Employee for 2007 and 2008 shall be completed by the Company within ten (10) days after the filing by the Company of its 10-K for the relevant year. Subject to Section 10(i) hereof, certificates representing the DPP Bonus Shares earned by Employee, if any, shall be issued and delivered by the Company to Employee promptly after the completion of each such calculation.

10.  Certain Provisions Relating to the Shares and the Restricted Shares.

(a)  Restrictions on Transfer. Employee shall not sell, transfer, pledge, hypothecate, assign or otherwise encumber and dispose of the Restricted Shares, except as set forth in this Agreement. Any attempted sale, transfer, pledge, hypothecation, assignment or other disposition of the Restricted Shares in violation of this Agreement shall be void and of no effect and the Company shall have the right to disregard the same on its books and records and to issue “stop transfer” instructions to its transfer agent. The provisions of this Section 10(a) shall cease to apply to the Restricted Shares on the date such Shares become vested hereunder.

(b)  Forfeiture; Immediate Vesting. If Employee’s employment is terminated by Employee at any time other than during the six (6) month period immediately following a Change of Control (as such term is hereinafter defined) or by the Company for Cause (as such term is hereinafter defined), then Employee will forfeit, without compensation, any and all Restricted Shares that are unvested as of the date of termination of Employee’s employment. In the event of a Change of Control, or in the event the Company terminates Employee’s employment hereunder without his consent for a reason other than Cause, then all of the Restricted Shares shall vest immediately.

(c)  Adjustments. In the event of any stock dividend, split up, split-off, spin-off, distribution, recapitalization, combination or exchange of shares, merger, consolidation, reorganization or liquidation or the like, the Restricted Shares shall be adjusted on the same basis as other shares of Common Stock.

(d)  Taxes; Section 83(b) Election. Employee acknowledges that it is Employee’s sole responsibility and not the Company’s, to file timely and properly any election under Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”), and any corresponding provisions of the state tax laws, if Employee wishes to utilize such election. Employee further acknowledges that (i) no later than the date on which any Shares shall have been granted to Employee hereunder, Employee shall pay to the Company, or make arrangements satisfactory to the Company regarding payment of, any federal, state or local income or other taxes of any kind required by law to be withheld with respect to any such Shares; (ii) the Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to Employee any federal, state or local income or other taxes of any kind required by law to be withheld with respect to any Shares which shall have been granted by the Company hereunder, including that the Company may, but shall not be required to, sell a number of Shares sufficient to cover applicable withholding taxes; and (iii) in the event that Employee does not satisfy (i) above on a timely basis, the Company may, but shall not be required to (and shall not to the extent it would violate the Sarbanes-Oxley Act), pay such required withholding and treat such amount as a demand loan to Employee at the maximum rate permitted by law, with such loan, at the Company’s sole discretion and provided the Company so notifies Employee within thirty (30) days of the making of the loan, secured by the Shares and any failure by Employee to pay the loan upon demand shall entitle the Company to all of the rights at law of a creditor secured by the Shares. The Company may hold as security any certificates representing any Shares and, upon demand of the Company, Employee shall deliver to the Company any certificates in Employee’s possession representing Shares together with a stock power duly endorsed in blank.

(e)  Legends. All certificates representing the Shares shall have endorsed thereon the following legends:

(i) “THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.”

(ii)  Any legend required to be placed thereon by applicable blue sky laws or other law of any state or securities law.

(f)  Securities Representations. The Shares are being issued to Employee in reliance upon the following express representations and warranties: (i) the Shares are being acquired for Employee’s own account and not with a view to, or for sale with, the distribution thereof, nor with any present intention of distributing or selling any such Shares; (ii) Employee has been advised that he may be an “affiliate” within the meaning of Rule 144 under the Securities Act of 1933 (the “Act”) and in this connection the Company is relying in part on Employee’s representations set forth in this paragraph; (iii) if Employee is an affiliate, the Shares must be held and sold only pursuant to any available exemption from any applicable resale restrictions or until the Company files a registration statement (or a “re-offer prospectus”) with regard to such Shares and the Company is under no obligation to register the Shares (or to file a “re-offer prospectus”); (iv) the transfer of Shares has not been registered under the Act, and the Shares must be held indefinitely unless subsequently registered under the Act or an exemption from such registration is available and the Company is under no obligation to register the Shares; and (v) if Employee is an affiliate, Employee understands that the exemption from registration under Rule 144 will not be available unless (i) a public trading market then exists for the Shares of the Company; (ii) adequate information concerning the Company is then available to the public; and (z) other terms and conditions of Rule 144 or any exemption therefrom are complied with and that any sale of the Shares may be made only in limited amounts in accordance with such terms and conditions.

(g)  Not an Employment Agreement. The issuance of the Shares hereunder does not constitute an agreement by the Company to continue to employ Employee during the entire, or any portion of, the Term, including, but not limited to, any period during which the Restricted Shares are unvested.

(h)  Attorney-in-Fact Status. The Company, its successors and assigns, is hereby appointed Employee’s attorney-in-fact, with full power of substitution, for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instruments which such attorney-in-fact may deem necessary or advisable to accomplish the purposes hereof, which appointment as attorney-in-fact is irrevocable and coupled with an interest. Upon the Board’s request, Employee will deliver to the Company a duly signed stock power, endorsed in blank, relating to the Restricted Shares, solely to enable the Company to retire or cancel the Restricted Shares upon forfeiture in accordance with this Agreement.

(i)  Uncertificated Shares. Notwithstanding anything else herein, the Board may, in its sole and absolute discretion and in accordance with Nevada law, issue the Shares in the form of uncertificated shares of Common Stock. Such uncertificated shares shall be credited to a book entry account maintained by the Company (or its designee) on Employee’s behalf. If thereafter, certificates are issued with respect to the uncertificated Shares, such issuance and delivery of certificates shall be in accordance with the applicable terms of this Agreement.

11.  Stock Option Grant.

(a)  Grant of Stock Options. In further recognition of Employee’s importance and value to the Company and as an additional inducement for Employee to enter into this Agreement, but subject in all respects to the terms and conditions of this Agreement, including, without limitation, the vesting schedule set forth below, and the Company’s 1999 Equity Incentive Plan (the “Plan”) and the Company’s form of Stock Option Agreement annexed hereto as Exhibit A, the Company hereby grants to Employee on the date of this Agreement (for purposes of this Section 11, the “Stock Option Grant Date”), stock options to purchase 300,000 shares of Common Stock (the “Options”), which are intended to be incentive stock options under the Plan and within the meaning of Section 422 of the Code. The price per share of the Options shall be equal to the Fair Market Value (as such term is defined below) of the Common Stock on the Stock Option Grant Date. For purposes of this Agreement, the term “Fair Market Value” shall mean the closing price of the Common Stock on the Stock Option Grant Date on the OTC Bulletin Board, as reported by the National Association of Securities Dealers Automated Quotation System (“NASDAQ”) or NASDAQ’s successor. One hundred thousand (100,000) of the Options shall vest immediately on the Stock Option Grant Date. Subject to the terms and conditions of this Agreement, the remaining 200,000 Options (the “Restricted Options”) shall vest as follows:

(i)  One Hundred Thousand (100,000) Options on the First Anniversary; and

(ii)  One Hundred Thousand (100,000) Options on the Second Anniversary.

(b)  No Proportionate or Partial Vesting. There shall be no proportionate or partial vesting of the Restricted Options between the vesting dates set forth in subparagraph 11(a) above.

(c)  Restrictions on Transfer. Employee shall not exercise, sell, transfer, pledge, hypothecate, assign or otherwise encumber or dispose of the Restricted Options, except as set forth in this Agreement. Any attempted exercise, sale, transfer, pledge, hypothecation, assignment or other disposition of the Restricted Options in violation of this Agreement shall be void and of no effect. The provisions of this Section 11(c) shall cease to apply to the Restricted Options on the date such Options become vested hereunder.

(d)  Forfeiture; Immediate Vesting. If Employee’s employment is terminated by Employee at any time other than during the six (6) month period immediately following a Change of Control or by the Company for Cause, then Employee will forfeit, without compensation, any and all Restricted Options that are unvested as of the date of termination of Employee’s employment. In the event of a Change of Control or in the event the Company terminates Employee’s employment hereunder without his consent for a reason other than Cause, then all of the Restricted Options shall vest immediately.

12.  Certain Additional Provisions Relating to Compensation and
Other Employee Benefits.

(a)  If Employee is eligible, the Company shall include Employee in any profit sharing plan, executive stock option plan, pension plan, retirement plan, medical and/or hospitalization plan, and/or any and all other benefit plans, except for disability and life insurance, which may be placed in effect by the Company for the benefit of the Company’s executive officers during the Term. Except for the fact that the Company at all times shall provide Employee with all or at least a portion of Employee’s medical and/or hospitalization insurance, which shall not be less than that afforded to the Company’s other executive officers, nothing in this Agreement shall limit (i) the Company’s ability to exercise the discretion provided to it under any such benefit plan, or (ii) the Company’s discretion to adopt, not adopt, amend or terminate any such benefit plan at any time.

(b)  Employee shall be entitled to four (4) weeks vacation leave for each year of the Term, as well as sick leave, medical insurance coverage and any other benefits consistent with the Company’s plans and policies in effect for the Company’s executives from time to time. The Company may modify in its sole and absolute discretion such benefits from time to time as it considers necessary or appropriate. Up to two (2) weeks of Employee’s vacation may be carried forward to the following year, and Employee acknowledges and agrees that any accrued vacation earned by Employee in excess of such amount shall be extinguished on the Effective Date.

(c)  During the Term, Employee shall be reimbursed for reasonable expenses that are authorized by the Company and that are incurred by Employee for the benefit of the Company in accordance with the standard reimbursement practices of the Company. Any direct payment or reimbursement of expenses shall be made only upon presentation of an itemized accounting conforming in form and content to standards prescribed by the IRS relative to the substantiation of the deductibility of business expenses.

(d)  During the Term, the Company shall reimburse Employee for all expenses Employee incurs in connection with his use of a cellular telephone or smart-phone as provided to all other executive officers of the Company.

(e)  During the Term, the Company shall provide Employee $400.00 per month, as compensation for Employee’s cost of ownership or leasing of a vehicle to be used for Company purposes.

(f)  Any payments which the Company shall make to Employee pursuant to this Agreement shall be reduced by standard withholding and other applicable payroll deductions, including, without limitation, federal, state or local income or other taxes, social security and medicare taxes, state unemployment insurance deductions, state disability insurance deductions, and any other applicable tax or deduction (collectively, any withheld taxes and deductions, “Deductions”).

13.  Confidentiality.

(a)  Employee hereby warrants, covenants and agrees that, without the prior express written consent of the Company, and unless required by law, court order or similar process, Employee shall hold in the strictest confidence, and shall not disclose to any person, firm, corporation or other entity, any and all of the Company’s information, including, for example, and without limitation, any data related to (i) drawings, sketches, plans or other documents concerning the Company’s business or development plans, customers or suppliers, and research and development efforts; (ii) the Company’s development, design, construction or sales and marketing methods or techniques; or (iii) the Company’s trade secrets and other “know-how” or information not of a public nature, regardless of how such information came to the custody of Employee (collectively, subsections (i), (ii) and (iii) of this Section 13(a), “Information”). For purposes of this Agreement, such Information shall include, but not be limited to, any information regarding a formula, pattern, compilation, program, device, method, technique or process that (A) derives independent economic value, present or potential, not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (B) is the subject of Company efforts.

(b)  In the event Employee is required by law, court order or similar process to disclose any Information, Employee shall provide immediate notice of such obligatory disclosure prior to such disclosure, so that the Company, at its sole option, may attempt to seek a protective order or other appropriate remedy to preclude such disclosure.

   (c)  The warranty, covenant and agreement set forth in this Section 13 shall not expire, shall survive this Agreement, and shall be binding upon Employee without regard to the passage of time or any other event.

14.  Non-Compete. Employee acknowledges and recognizes the highly competitive nature of the Company’s business and that Employee’s duties hereunder justify restricting Employee’s further employment following any termination of employment. Employee further acknowledges and understands that the Company recognizes Employee’s importance and value to the Company and thus has provided Employee with the overall compensation package described hereunder in order to induce Employee to enter into this Agreement. Accordingly, Employee agrees that so long as Employee is employed by the Company, and (i) for a period of two (2) years following the termination of this Agreement, Employee shall not induce or attempt to induce any employee of the Company to leave the employ of the Company, or in any way interfere with the relationship between the Company and any other employee; (ii) for a period of one (1) year following the termination of this Agreement, Employee, except when acting at the request of the Company on behalf of or for the benefit of the Company, shall not induce customers, agents or other sources of distribution of the Company’s business under contract or doing business with the Company to terminate, reduce, alter or divert business with or from the Company; and (iii) for a period of one (1) year following the termination of this Agreement, Employee shall not, directly or indirectly, either as a principal, agent, employee, employer, consultant, partner, member or manager of a limited liability company, shareholder of a company that does not have securities registered under the Securities Exchange Act of 1934 (the “1934 Act”), or a shareholder in excess of one (1%) percent of a company that has securities registered under the 1934 Act, corporate officer or director, or in any other individual or representative capacity, engage or otherwise participate in any manner or fashion in any business that directly competes with the business activities of the Company in or about any market in which the Company is, or has publicly announced a plan for doing business. Employee further covenants and agrees that the restrictive covenant set forth in this paragraph is reasonable as to duration, terms, and geographical area and that the same protects the legitimate interests of the Company, imposes no undue hardship on Employee, and is not injurious to the public. The covenant set forth under (iii) above shall not apply if Employee’s employment is terminated within twelve (12) months of a Change in Control. Ownership by Employee, for investment purposes only, of less than one (1%) percent of any class of securities of a corporation if said securities are listed on a national securities exchange or registered under the 1934 Act shall not constitute a breach of the covenant set forth under (iii) above. Employee acknowledges and understands that, by virtue of his position with the Company, he will have exposure to various entities with which the Company does business or is in discussions to do business. Accordingly, Employee hereby covenants and agrees that, so long as he is employed by the Company, he will not, except with the prior written consent of the Company, solicit or enter into any discussions for a position of employment with any such entities. It is the desire and intent of the Parties that the provisions of this paragraph be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular portion of this paragraph shall be adjudicated to be invalid or enforceable, this paragraph shall be deemed amended to apply in the broadest allowable manner and to delete therefrom the portion adjudicated to be invalid or unenforceable, such amendment and deletion to apply only with respect to the operation of this paragraph in the particular jurisdiction in which that adjudication is made.

 15.  Termination.

   (a)  If Employee’s employment is terminated by the Company without Cause, or if Employee terminates his employment for Reasonable Basis (as defined below), then the Company shall, in exchange for Employee’s execution of a general release and waiver of claims against the Company as of the termination date in a form reasonably acceptable to the Company, continue to pay as severance Employee’s Base Salary for a period of twelve (12) months following the date such general release and waiver of claims is executed. Such payments shall be made in accordance with the Company’s customary payroll practices, and shall be subject to all applicable Deductions. In the event of any such termination set forth in this Section 15(a), Employee will not be entitled to any additional cash compensation or benefits beyond what is provided in the first sentence of this Section 15(a); provided, however, that in the event any termination set forth in this Section 15(a) shall occur during either 2007, 2008, or 2009, Employee shall continue to be entitled to receive a DPP Cash Bonus for the year of termination (in accordance with the calculation and timing of payment procedures set forth in Section 6(c) hereof), which DPP Cash Bonus, if any, shall be prorated based upon the length of time Employee was employed by the Company during the year of termination in the following manner: (w) if Employee was employed by the Company through the end of the Company’s third fiscal quarter, the Company shall pay Employee the full DPP Cash Bonus, if any, for such year; (x) if Employee was employed by the Company through the end of the Company’s second fiscal quarter, but Employee’s employment with the Company terminated prior to the end of the Company’s third fiscal quarter, the Company shall pay Employee ninety (90%) percent of the DPP Cash Bonus, if any, for such year; (y) if Employee was employed by the Company through the end of the Company’s first fiscal quarter, but Employee’s employment with the Company terminates prior to the end of the Company’s second fiscal quarter, the Company shall pay Employee sixty (60%) percent of the DPP Cash Bonus, if any, for such year; and (z) if Employee’s employment with the Company terminates prior to the end of the Company’s first fiscal quarter, the Company shall pay Employee thirty (30%) of the DPP Cash Bonus, if any, for such year.

    (i)  For purposes of this Agreement, “Cause” shall mean that the Board, acting in good faith based upon the information then known to the Company, determines that Employee has engaged in or committed any of the following: (A) willful misconduct, gross negligence, theft, fraud, or other illegal conduct; (B) refusal or unwillingness to perform Employee’s duties; (C) performance by Employee of Employee’s duties determined by the Board to be inadequate in a material respect; (D) breach of any applicable non-competition provision, confidentiality provision or other proprietary information or inventions agreement between Employee and the Company; (E) inappropriate conflict of interest; (F) insubordination; (G) failure to follow the directions of the Board or any committee thereof; (H) any other material breach of this Agreement. In addition, an indictment or conviction of any felony, or any entry of a plea of nolo contendre, under the laws of the United States or any State shall be considered “Cause” hereunder. “Cause” shall be specified in a notice of termination to be delivered by the Company to Employee no later than the date as of which termination is effective.

(ii)  For purposes of this Agreement, “Reasonable Basis” shall mean (A) a material breach of this Agreement by the Company, provided, however, that Employee shall provide written notice to the Company of any alleged material breach, and any alleged material breach will only be considered a material breach if the Company fails to cure such breach within thirty days after receiving notice of such breach; (B) termination of Employee’s employment by the Company without Cause during the term hereof; (C) a reduction in Employee’s salary, except to the extent that a majority of the other executive officers of the Company incur reductions of salary that average no less than the percentage reduction incurred by Employee; or (D) termination of Employee’s employment by Employee within six (6) months after a “Change Of Control,” which is defined as any of the following:

(1)  any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation, other than a merger of the Company in which the holders of the Company’s voting common stock immediately prior to the merger own a majority of the voting common stock of the surviving corporation immediately after the merger;

(2)  any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company;

(3)  any approval by the stockholders of the Company of any plan or proposal for the liquidation or dissolution of the Company;

(4)  the acquisition by any person or entity, or any group of persons and/or entities of a majority of the stock entitled to elect a majority of the directors of the Company; or

(5)  subject to applicable law, in a Chapter 11 bankruptcy proceeding, the appointment of a trustee or the conversion of a case involving the Company to a case under a Chapter 7 bankruptcy proceeding.

   (b)  In the event that Employee’s employment with the Company is terminated for Cause, by reason of Employee’s death or disability, or due to Employee’s resignation or voluntary termination (other than for a Reasonable Basis), then all compensation (including, without limitation, any Base Salary, and the right to receive DPP Bonus Shares, DPP Cash Bonuses, and discretionary Cash Bonuses) and benefits, and the vesting of any unvested Restricted Base Shares or Restricted Options, will cease as of the effective date of such termination, and Employee shall receive no severance benefits, or any other compensation; provided that Employee shall be entitled to receive all compensation earned and all benefits and reimbursements due through the effective date of termination.

(c)  Employee agrees that the payments contemplated by this Agreement shall constitute the exclusive and sole remedy for any termination of employment, and Employee covenants not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment.

   (d)  Any Party terminating this Agreement shall give prompt written notice to the other Party hereto advising such other Party of the termination of this Agreement stating in reasonable detail the basis for such termination (the “Notice of Termination”). The Notice of Termination shall indicate whether termination is being made for Cause (if the Company has terminated the Agreement) or for a Reasonable Basis (if Employee has terminated the Agreement).

16.  Remedies. If there is a breach or threatened breach of any provision of Section 13 or Section 14 of this Agreement, the Company will suffer irreparable harm and shall be entitled to an injunction restraining Employee from such breach. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies for such breach or threatened breach.

17.  Severability. It is the clear intention of the Parties to this Agreement that no term, provision or clause of this Agreement shall be deemed to be invalid, illegal or unenforceable in any respect, unless such term, provision or clause cannot be otherwise construed, interpreted, or modified to give effect to the intent of the Parties and to be valid, legal or enforceable. The Parties specifically charge the trier of fact to give effect to the intent of the Parties, even if in doing so, invalidation of a specific provision of this Agreement is required to make the Agreement consistent with the foregoing stated intent. In the event that a term, provision, or clause cannot be so construed, interpreted or modified, the validity, legality and enforceability of the remaining provisions contained herein and other application(s) thereof shall not in any way be affected or impaired thereby and shall remain in full force and effect.

18.  Waiver of Breach. The waiver by the Company or Employee of the breach of any provision of this Agreement by the other Party shall not operate or be construed as a waiver of any subsequent breach by that Party.

19.  Entire Agreement. This document contains the entire agreement between the Parties and supersedes all prior oral or written agreements, if any, concerning the subject matter hereof (including, without limitation, that certain Employment Agreement, dated as of May 5, 2004, between the Company and Employee) or otherwise concerning Employee’s employment by the Company (except for options to purchase shares of the Company’s restricted stock previously granted to Employee). This Agreement may not be changed orally, but only by a written agreement signed by both Parties.

20.  Governing Law. This Agreement, its validity, interpretation and enforcement, shall be governed by the laws of the State of New York, excluding conflict of laws principles. Employee hereby expressly consents to personal jurisdiction in the state and federal courts located in Long Island, NY for any lawsuit filed there against him by the Company arising from or relating to this Agreement.

21.  Notices. Any notice pursuant to this Agreement shall be validly given or served if that notice is made in writing and delivered personally or sent by certified mail or registered, return receipt requested, postage prepaid, to the following addresses:

If to Company:   Chembio Diagnostics, Inc.
3661 Horseblock Road, Suite A
Medford, NY 11763
Attention: President

If to Employee:  To the address for Employee set forth below his signature.

All notices so given shall be deemed effective upon personal delivery or, if sent by certified or registered mail, five business days after date of mailing. Either Party, by notice so given, may change the address to which his or its future notices shall be sent.

22.  Assignment and Binding Effect. This Agreement shall be binding upon Employee and the Company and shall benefit the Company and its successors and assigns. This Agreement shall not be assignable by Employee.

23.  Headings. The headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

24.  Construction. Employee represents he has (a) read and completely understands this Agreement and (b) had an opportunity to consult with such legal and other advisers as he has desired in connection with this Agreement. This Agreement shall not be construed against any one of the Parties.

25.  Insurance. The Company is to maintain directors’ and officers’ insurance in an amount reasonably determined by the Board.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed the day and year first above written.

Employee:      Company:

Chembio Diagnostics, Inc.

___________________________    By: ___________________________
Javan Esfandiari, Individually    Lawrence A. Siebert, President
1 Bowen Place
Stonybrook, NY 11790